UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  December 22, 2016 (December 18, 2016)

VIRTU FINANCIAL, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-37352 (Commission File No.)	32-0420206 (IRS Employer Identification No.)
900 Third Avenue New York, NY 10022-1010 (Address of principal executive offices)
(212) 418-0100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTFAIN OFFICERS.

(b)
On December 19, 2016, Virtu Financial, Inc. (the “Company”) announced that its Executive Chairman and Founder, Vincent J. Viola, was nominated by President-Elect Donald Trump to serve as Secretary of the Army, subject to ratification and confirmation by the United States Senate.
On December 18, 2016, Mr. Viola submitted his resignation as director and Executive Chairman of the board of directors of the Company (the “Board”), effective upon his nomination to serve as Secretary of the Army being ratified and confirmed by the United States Senate.  Mr. Viola has informed the Company that he will seek an orderly transition from his position as Executive Chairman of the Board and from the Board’s Nominating and Corporate Governance Committee in the event that he is confirmed.
TJMT Holdings LLC, the Company’s majority shareholder, has communicated to the Company that it does not intend to divest its holdings as a result of the nomination or confirmation.
Following receipt of Mr. Viola’s resignation, the Board appointed Mr. Douglas A. Cifu, the Company’s Chief Executive Officer and a current director of the Board, as Chairman of the Board, contingent upon Mr. Viola’s nomination to serve as Secretary of the Army being ratified and confirmed by the United States Senate.
In the event of Mr. Viola’s resignation from the Board, the Board will consist of seven directors.  The Board may seek to add one or more new directors as business needs and opportunities arise.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description

99.1	Press release of Virtu Financial, Inc., dated December 19, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Virtu Financial, Inc.

By:	/s/ Justin Waldie
Name: Justin Waldie
Title: Senior Vice President, Secretary and General Counsel

Dated:  December 22, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Virtu Financial, Inc., dated December 19, 2016.